Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE

CONTACT: CHARLES J. KESZLER
(972) 770-6495
Fax: (972) 770-6411

LONE STAR TECHNOLOGIES REPORTS THIRD QUARTER 2006 EARNINGS

ADOPTS PROGRAM TO REPURCHASE UP TO $100 MILLION OF COMMON STOCK THROUGH 2007

Dallas, TX, October 24, 2006 — Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) today reported quarterly net income of $16.6 million, or $0.53 per diluted share, for the third quarter of 2006.  This is compared to net income for the second quarter of 2006 of $32.2 million, or $1.04 per diluted share.  The decrease in the company’s third quarter net income compared to the second quarter of 2006 was attributable to reduced shipment volumes and the Last-in-First-Out (“LIFO”) accounting impact of 15% higher steel prices in the third quarter compared to the second quarter of 2006.  Third quarter 2006 net income on a First-in-First-Out (“FIFO”) accounting basis would have been $32.7 million, or $1.04 per diluted share compared to second quarter 2006 net income on a FIFO basis of $35.3 million, or $1.13 per diluted share.

Total revenues were down 6% to $336.1 million in the third quarter of 2006 from the second quarter of 2006.  Oilfield revenues of $266.2 million were down 7% from the second quarter of 2006 on an 8% decrease in shipment volumes due to a reduction in purchases by distributors at the end of the third quarter. This was partially offset by a 1% increase in average selling prices reflecting higher prices for carbon grade OCTG and line pipe.

Third quarter 2006 revenues from specialty tubing were down 5% from the second quarter of 2006 to $44.0 million on 3% higher average selling prices and an 8% decrease in shipment volumes attributable to decreased steel service center purchases and lower demand for automotive applications.  Revenues from flat rolled steel and other products increased 8% to $25.9 million on 4% higher average selling prices combined with a 4% increase in shipment volumes.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $31.1 million in the third quarter of 2006. A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.  EBITDA is a non-GAAP liquidity measure commonly used by oilfield service and supply companies.

Lone Star also announced today that its Board of Directors has authorized the company to make purchases, on the open market and otherwise, of its common stock from time to time for a total investment not to exceed $100 million. The buyback program will expire at the end of 2007.  Lone Star’s balance of cash and short term investments at the end of the third quarter of 2006 was $216.1 million.  In addition, Lone Star’s $125 million revolving credit facility remains available.

Rhys J. Best, Lone Star’s Chairman and Chief Executive Officer, stated, “Higher steel prices and a slight decline in purchase volumes had a negative impact on our third quarter performance.  We believe that the cautionary reduction in purchases by distributors in response to lower natural gas prices will be temporary.  In fact, looking ahead to next year, we expect to see strong demand for our higher-margin premium oilfield products used in unconventional land-based gas drilling applications as newly built rigs are placed in service over the next 18-24 months.  The combination of our strategically located manufacturing capability in the Southwest, our proposed new joint ventures in China and Brazil, and our existing domestic and international alliances make us the supplier of choice for the oilfield tubular products and services our customers require.  Our stock buyback program underscores our confidence in Lone Star’s business prospects, solid balance sheet and healthy long-term financial outlook.”

Under the company’s new buyback program, purchases are to take place from time to time on the open market or in private transactions.  Pursuant to this new program, purchases of shares of the company’s common stock will be made based upon the market price of the company’s stock, the nature of other investment opportunities presented to the company, the company’s cash flows from operations, and general economic conditions.  The company may effect buyback transactions pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  The new share buyback program does not require the company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the company at any time without prior notice.

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; $ and shares in millions, except per share data)

	For the		For the
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenues	$336.1	$324.1	$1,042.8	$947.6
Cost of goods sold	(295.8)	(254.3)	(849.9)	(751.7)
Gross profit	40.3	69.8	192.9	195.9
Selling, general and administrative expenses	(17.1)	(13.2)	(48.1)	(36.1)
Operating income	23.2	56.6	144.8	159.8
Interest income	2.2	1.7	8.6	3.5
Interest expense	(0.2)	(3.9)	(6.6)	(11.9)
Loss on early extinguishment of debt	—	—	(9.3)	—
Other income (expense)	0.6	0.5	1.1	8.7
Income before income tax	25.8	54.9	138.6	160.1
Income tax expense	(9.2)	(4.6)	(48.5)	(7.4)
Net income	$16.6	$50.3	$90.1	$152.7

Depreciation & Amortization	7.3	7.0	21.4	20.9
Cash flows from operating activities	(11.7)	18.4	141.6	76.1
EBITDA	31.1	64.1	167.3	189.4

Per common share - basic:
Net income available to common shareholders	$0.54	$1.66	$2.95	$5.11

Per common share - diluted:
Net income available to common shareholders	$0.53	$1.63	$2.89	$5.04

Weighted average shares outstanding
Basic	30.6	30.3	30.5	29.9
Diluted	31.3	30.9	31.1	30.3

	For the Quarter Ended September 30,				For the Nine Months Ended September 30,
	2006		2005		2006		2005
Revenues by Segment	$	%	$	%	$	%	$	%
	($ in millions)

Oilfield Products	266.2	79	266.7	82	836.9	80	746.7	79
Specialty tubing products	44.0	13	37.4	12	133.8	13	136.7	14
Flat rolled steel and other products	25.9	8	20.0	6	72.1	7	64.2	7
Consolidated net revenues	336.1	100	324.1	100	1,042.8	100	947.6	100

	For the Quarter Ended September 30,				For the Nine Months Ended September 30,
Shipments by Segment	2006	%	2005	%	2006	%	2005	%
	(in tons)

Oilfield Products	176,100	72	172,000	75	554,500	74	499,500	73
Specialty tubing products	23,400	10	21,500	9	72,800	10	76,800	11
Flat rolled steel and other products	43,000	18	37,100	16	124,600	16	107,100	16
Total shipments	242,500	100	230,600	100	751,900	100	683,400	100

	Reconciliation of EBITDA to Cash Flows from Operations:
	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Cash flows from operating activities	$(11.7)	$18.4	$141.6	$76.1
Non-cash charge for stock compensation	(1.1)	(0.9)	(5.3)	(2.3)
Gain (loss) on sale of property	—	—	(0.1)	0.1
Changes in working capital	37.7	39.5	(19.6)	100.0
Other balance sheet changes	(1.0)	0.3	1.7	(0.3)
Write off of debt issuance costs	—	—	2.5	—
Interest expense (income), net	(2.0)	2.2	(2.0)	8.4
Income tax expense	9.2	4.6	48.5	7.4
EBITDA	$31.1	$64.1	$167.3	$189.4